Exhibit 10.1

Land and Building Lease Agreement

Parties:

Lessor: SAN HO ELECTRIC MACHINERY INDUSTRY CO., LTD. (hereinafter referred to as “Party A”)

Lessee: Prime World International Holdings Ltd., Taiwan Branch (hereinafter referred to as “Party B”)

This lease agreement (“Lease Agreement” or “Agreement”) is entered into by and between the parties for the lease of the land and building under the terms and conditions set forth below:

Section 1: Leased Property Location and Scope of Use

1.1	Leased Object (hereinafter referred to as the “Leased Property”)
1.1.1	Land: The leased land located at Land Serial No. 0066-0001, Guanyu Section, Guanyin Dist., Taoyuan City (approximately 10,040.312 square meters, subject to the ownership certificate records).
1.1.2	Building: The leased building is located at Building Serial No. 819, Baiyu 3rd Rd., Guanyin Dist., Taoyuan City (approximately 12,225.902 square meters, subject to the ownership certificate records).

1.2	Non-Leased Object

A detailed list of ancillary equipment and a confirmation of the current condition are attached as Appendix A. Party B has confirmed its intention to retain these items, and Party A agrees to deliver them to Party B for free use. Party B shall be solely responsible for their maintenance and use.

Section 2: Lease Term

2.1	The lease term of this Lease Agreement shall commence on September 1, 2025, and shall continue in full force and effect until August 31, 2040, for a total period of fifteen (15) years. Any renewal of the lease term shall be subject to the mutual agreement of the parties and shall not be effective unless and until a separate written agreement is duly executed by both parties.
2.2	Party A hereby grants Party B a rent-free renovation period commencing on June 1, 2025, and ending on August 31, 2025. During the renovation period, Party B shall, at its sole cost and expense, be responsible for the installation of all necessary facilities required for its use and operation of the Leased Property. Notwithstanding the foregoing, Party B shall be solely responsible for all utility charges, including water and electricity, incurred on or after June 1, 2025.

Section 3: Rent Agreement and Payment

3.1	Monthly Rent: The monthly rent shall be NT$2,350,000 (before tax). The rent shall increase by 3% every three years. The calculation formula is as follows: the monthly rent for the first three years multiplied by 1.03 equals the monthly rent for the fourth to sixth years; the monthly rent for the fourth to sixth years multiplied by 1.03 equals the monthly rent for the seventh to ninth years, and so on. The calculated monthly rents are as follows:
3.1.1	From June 1, 2025, to August 31, 2025, there will be no rent charged during the renovation period (three months).
3.1.2	From September 1, 2025, to August 31, 2028 (three years), the monthly rent shall be NT$2,350,000.
3.1.3	From September 1, 2028, to August 31, 2031 (three years), the monthly rent shall be NT$2,420,500.
3.1.4	From September 1, 2031, to August 31, 2034 (three years), the monthly rent shall be NT$2,493,115.
3.1.5	From September 1, 2034, to August 31, 2037 (three years), the monthly rent shall be NT$2,567,908.
3.1.6	From September 1, 2037, to August 31, 2040 (three years), the monthly rent shall be NT$2,644,945.

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3.2	Party B shall not delay, withhold, or refuse payment of rent for any reason whatsoever. During the lease term, Party A shall not unilaterally modify or adjust the amount of rent payable by Party B.
3.3	Method of Payment: Party B shall remit the monthly rent to Party A’s designated bank account by the 1st day of each month. Party A shall issue a uniform invoice to Party B within seven (7) working days after each payment is received. The details of Party A’s designated bank account are as follows:
•	Account Name: SAN HO ELECTRIC MACHINERY INDUSTRY CO., LTD.
•	Account Number: XXXXXXXXXXX
•	Bank: The Shanghai Commercial & Savings Bank, Ltd., Yenping Branch

Section 4: Security deposit

4.1	The parties agree that the security deposit shall be in the amount of NTD 4,700,000, which is equivalent to two (2) months’ rent. Party B shall remit the full amount of the security deposit to Party A in cash within ten (10) days following the execution and notarization of this Agreement. Upon receipt of such payment, Party A shall promptly issue a written receipt to Party B acknowledging the deposit.
4.2	During the lease term, Party B shall not use the security deposit to offset any rent, fees, or damages. Party A shall return the full amount of the security deposit, without interest, to Party B within ten (10) business days following the completion of the handover and return of the Leased Property by Party B to Party A in accordance with Sections 8.2 and 8.3. Party A shall complete its inspection and confirmation of the handover within ten (10) days after Party B’s return of the Leased Property.
4.3	If Party B has any outstanding fees or unpaid debts arising from this Agreement that are owed to Party A, and the amount of such debts has been mutually confirmed by both parties, Party A may deduct the confirmed amount from the security deposit and return any remaining balance to Party B within ten (10) days after the termination of this Agreement. If the security deposit is insufficient to cover the aforesaid fees and debts, Party B shall remain liable for the shortfall.

Section 5: Restrictions on the Use of Leased Property

5.1	Party B hereby covenants and agrees as follows:
5.1.1	Party B represents and warrants that it shall not engage in any business activities on the Leased Property that fall within the scope of Article 9, Paragraph 1 of the Soil and Groundwater Pollution Remediation Act, which pertains to highly polluting and regulated manufacturing industries and enterprises as publicly announced by the central competent authority, the Environmental Protection Administration. The scope and definitions of such industries and enterprises shall be based on the official announcements issued by the competent authority that are in force as of the execution date of this Lease Agreement.
5.1.2	Party B agrees to comply with the Sewerage Act, the Water Pollution Control Act, and the Taoyuan City Taoyuan Technology Industrial Park Sewer Usage Management and Fee Regulations with respect to the connection and discharge of wastewater (including polluted water), and shall apply to the Taoyuan technology industrial park management center for the necessary permit approving connection to the sewer system.
5.1.3	Party B agrees to apply for a pollutant discharge permit in accordance with the total pollution load control plan of the Taoyuan technology industrial park.
5.2	Party B shall ensure that none of its affiliates, subcontractors, vendors, or any other third parties entering and operating within the Leased Property engage in any business activities prohibited under Article 9, Paragraph 1 of the Soil and Groundwater Pollution Remediation Act. Any breach of this provision shall be deemed a material breach of this Agreement by Party B. In such event, Party B shall be jointly and severally liable for all damages arising therefrom, and Party A shall have the right to immediately terminate this Lease Agreement.

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5.3	In the event that, during the lease term of this Agreement, the Leased Property become unfit for use due to natural disasters, unforeseen events, or other force majeure events, and such condition is examined and certified by an impartial third-party professional organization, such as the association of architects or the association of civil engineers, as rendering the Leased Property unsuitable for continued use, either party may terminate this Agreement in advance by delivering written notice to the other party.
5.4	Party B shall not engage in any activities on the Leased Property that are detrimental to public safety, sanitation, labor safety, environmental protection, or otherwise unlawful. Party B shall assume full responsibility and liability for any violations of applicable laws or regulations arising from its own actions. Party A shall bear no responsibility or liability for any such violations.
5.5	Party A agrees that Party B may, at its own expense, carry out interior decoration, modification, installation, or construction works on the Leased Property (including, but not limited to, clean rooms, offices, storage areas, and facilities related to fire safety, occupational safety, environmental protection, and labor inspection), as well as install additional structures or facilities (including, but not limited to, passenger elevators, guard booths, loading docks, expanded restroom and sanitation facilities, rooftop solar energy systems and server rooms, and rooftop mobile communication base stations). With respect to any additional improvements or structures not expressly listed above, Party B shall obtain Party A’s prior written consent before proceeding. The Parties agree that any additional structures or facilities to be constructed within the Leased Property shall be applied for under Party A’s name, in its capacity as the legal owner of the Leased Property, and Party A shall provide reasonable cooperation and assistance to facilitate the permit application and approval process initiated by Party B. Party B shall ensure that all such works comply with applicable national laws and regulations concerning labor safety, occupational safety, environmental protection, and fire safety. Party B shall also comply with all applicable building, fire, and other regulatory requirements, and shall not cause any damage to the land, building structure, or any appurtenant facilities of the Leased Property. Party B further agrees that upon expiration or earlier termination of this Agreement, it shall not be entitled to claim or request from Party A any reimbursement, compensation, or indemnity for any costs or expenses incurred in connection with the installations or improvements made at its own expense.
5.6	The Leased Property is delivered as-is, along with necessary documents and information such as the land and building ownership certificates, building transcript, cadastral map, use permit, and any other required documents for Party B to verify.
5.7	Party A guarantees that the Leased Property will be delivered in a condition suitable for the agreed use and that, during the lease term, no third party shall claim any rights to the Leased Property against Party B. Party A shall handle all disputes related to such third-party claims at its own expense and indemnify Party B for any losses, lost profits, or costs incurred as a result of such claims.

Section 6: Water and Electricity Expenses, and Tax Liabilities

6.1	The land and building taxes for the Leased Property are to be paid by Party A, as the tax obligor.
6.2	During the lease term, Party B may apply for the change of the user name for electricity and water accounts with Taiwan Power Company and Taiwan Water Corporation, and shall bear the costs of water, electricity, and any business-related taxes. Upon lease expiration or termination, Party B shall bear the costs of restoring the user name to the original one. Party B shall not raise any objections. If there are any unpaid water, electricity, or business taxes, Party B shall prepay the equivalent amount to Party A based on the previous billing period, and Party A shall return any excess to Party B within seven (7) working days after payment. If there is a shortfall, Party B shall be responsible for making up the difference.
6.3	Each party shall bear its own stamp duty.
6.4	During the lease term, Party B shall, at its sole cost and expense, procure and maintain basic fire insurance coverage for the Leased Property and shall be responsible for all related insurance premiums. In addition, Party B shall, at its own discretion and expense, obtain and maintain separate insurance coverage for any alterations or improvements made by Party B to the Leased Property, as well as for all machinery, equipment, facilities, and other personal property placed or installed within the Leased Property.
6.5	Party B shall bear the cost of maintenance, repairs, and annual fire safety inspections for the fire safety equipment.
6.6	Party B shall, at its sole cost and expense, be responsible for complying with all applicable laws and regulations, including, without limitation, the declaration and certification of building public safety inspections, applications for wastewater and sewage connection and usage within the industrial park, periodic maintenance and inspection declarations for high-voltage electrical equipment, and any other filings, permits, or approvals required by governmental authorities.

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Section 7: Termination and Penalties for Breach

7.1	If Party B fails to pay the rent as agreed on a monthly and timely basis, and the total amount of unpaid rent reaches the equivalent of two months’ rent, and Party B still refuses to make payment after Party A has issued a demand with a reasonable deadline of no less than fifteen (15) working days, Party A may terminate this Agreement forthwith and forfeit the security deposit as punitive damages. If Party A suffers additional losses, it may seek compensation from Party B.
7.2	Neither Party shall unilaterally terminate this Agreement prior to the expiration of the lease term set forth in Section 2.1, except under any of the following circumstances:
7.2.1	Where the conditions set forth in Section 5.3 are met;
7.2.2	Pursuant to Section 7.1, if Party B fails to pay rent on a monthly and timely basis as agreed, and the amount of unpaid rent reaches the equivalent of two months’ rent, Party A may terminate the lease in advance;
7.2.3	Pursuant to Section 7.3, if either party commits a material breach of this Agreement and fails to cure such breach after being notified, the non-breaching party may terminate the lease in advance;
7.2.4	Where the conditions set forth in Section 11.4.4 are met, Party A shall have the right to terminate this Agreement early;
7.2.5	If Party B is subject to court-ordered reorganization, declared bankrupt, enters into settlement procedure under the Bankruptcy Act, or is ordered to dissolve, or cease operation by a competent authority due to legal violation, Party A may terminate this Agreement in advance;
7.2.6	Any other circumstances where both parties have mutually agreed in writing to terminate this Agreement prior to its expiration.
7.3	In the event that either party breaches any provision of this Agreement, the non-breaching party may issue a written notice requesting that the breaching party cure such breach within a reasonable period of time. Should the breaching party fail to cure the breach within the specified period, the non-breaching party shall be entitled to claim punitive damages in an amount equal to three (3) times the monthly rent, in addition to all costs and expenses incurred in connection with addressing such breach, including but not limited to reasonable attorneys’ fees, court costs, and any other related damages. In the event of a material breach, the non-breaching party shall further have the right to terminate this Agreement.
7.4	If Party B refuses or delays in returning the Leased Property upon the expiration or termination of the lease, Party B shall pay Party A the penalty equivalent to twice the daily rent for each day of delay, starting from the day following the expiration or termination of the lease until the actual return of the Leased Property. Party A may also forfeit the security deposit, and Party B shall not raise objection.

Section 8: Return of the Leased Property upon Expiration or Termination

8.1	In the course of any interior decoration, modification, or installation work conducted by Party B on the Leased Property, if removal or demolition is required, Party B shall exercise due care. In the event that such removal causes damage to the building or adversely affects the structural integrity of the Leased Property, Party B shall bear full responsibility for all resulting repairs and compensation.
8.2	Upon expiration or termination of this Agreement, and prior to the handover and return of the Leased Property, Party B shall confirm completion of the following matters:
8.2.1	Obtaining an official approval letter confirming the cancellation of its factory registration, and updating its registered corporate address so that it is no longer listed at the Leased Property;
8.2.2	Removal of all goods, machinery, equipment, and other property owned by Party B from the designated use area of the Leased Property, leaving such area clean and clear;
8.2.3	Removal of all industrial and domestic waste from the designated use area of the Leased Property;
8.2.4	Completion of the termination procedures with the Taoyuan technology industrial park management center for wastewater discharge connections and related permits.
8.3	Upon the expiration or earlier termination of the Agreement, Party B shall return and hand over the Leased Property to Party A in its then-existing “as-is” condition at the time of such expiration or termination.
8.4	Upon expiration or earlier termination of this Agreement, if any property of Party B remains on the land or in the building constituting the Leased Property, Party B hereby agrees that such property shall be deemed abandoned and treated as waste. Party A shall have the right to dispose of such items at its sole discretion. Party B further agrees to bear all costs and expenses incurred in connection with the removal, disposal, and cleaning thereof.

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Section 9: Transfer of Ownership of the Leased Property

9.1	During the lease term of this Agreement, if Party A transfers ownership of the Leased Property to a third party, this Agreement shall remain valid and binding upon the transferee. The rights, obligations, and legal responsibilities of Party B shall not be affected by such transfer of ownership, and the transferee shall assume all rights, obligations, and legal responsibilities of Party A under this Agreement.
9.2	In the event described in Section 9.1, Party A shall transfer the security deposit and any prepaid rent to the transferee and shall provide written notice to Party B identifying the transferee and providing their contact information, in order to facilitate Party B’s rent payments. Any rent paid by Party B to Party A prior to receiving such notice from Party A shall be deemed a valid fulfillment of Party B’s rental payment obligations.
9.3	If Party A intends to sell the Leased Property, Party A must first inquire whether Party B is interested in purchasing it. Prior to executing a sale agreement to transfer ownership of the Leased Property to a third party, Party A shall notify Party B in advance, granting Party B the right to purchase the Leased Property under the same terms and conditions offered to any third party.

Section 10: General Provisions

10.1	If Party B fails to deliver the security deposit as stipulated in Section 4.1, both parties agree that this shall be considered mutual consent to terminate the lease.
10.2	If either Party A or Party B intends to renew this Agreement upon expiration of the lease term, the intending party shall provide written notice to the other party no later than twelve (12) months prior to the expiration date of the lease term of this Agreement, that is, on or before August 31, 2039.
10.3	If Party A intends to lease the Leased Property again upon expiration of the lease term, Party B shall have the right of first refusal to lease the Leased Property under the same terms and conditions that Party A offered to other potential lessees, provided that Party B has notified Party A of its intention to renew the lease in accordance with Section 10.2 of this Agreement.
10.4	Both parties agree that the address provided in this Agreement will serve as the address for service of notices. If either party changes its address, it must notify the other party immediately. If either party fails to notify the other party, resulting in undeliverable mail, any notice sent by registered mail to the original address shall be deemed duly delivered upon mailing.
10.5	Each party shall have a confidentiality obligation regarding any documents and information related to this Agreement received from the other party. The parties shall not use the documents and information provided by the other party for any purpose other than as stipulated in this Agreement.

Section 11: Special Provisions

11.1	Based on Party B’s industry type and business operations, Party B agrees to comply with all applicable laws, regulations, and requirements prescribed by the competent authorities, and shall, at its own expense, install and maintain all necessary environmental, health, and safety-related facilities. Such facilities may include, without limitation: air pollution control equipment (in accordance with the Air Pollution Control Act); wastewater treatment equipment (in accordance with the Soil and Groundwater Pollution Remediation Act, the Sewerage Act, the Water Pollution Control Act, and the Taoyuan Technology Industrial Park Sewer Usage Management and Fee Regulations); and fire safety equipment (in accordance with applicable fire safety, building inspection, and occupational safety and health regulations).
11.2	Starting from the commencement date of the lease term, Party B may, in accordance with applicable laws and regulations, transfer its factory registration and corporate registration to the location of the Leased Property. Upon termination of this Agreement, Party B shall complete the removal procedures, including deregistration of the factory and relocation of the corporate domicile, within sixty (60) days after the termination of this Agreement.
11.3	If Party A, at Party B’s request and at Party A’s sole expense, constructs mezzanine space within the building of the Leased Property, both parties shall renegotiate and calculate the rent applicable to the additional mezzanine area. However, if the cost of constructing the mezzanine space is borne by Party B or any third party other than Party A, Party A shall not be entitled to claim any additional rent or fees from Party B for such mezzanine construction.

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11.4	The parties hereby agree to conduct three rounds of soil analysis testing on the land portion of the Leased Property, as follows:
11.4.1	First Soil Analysis Testing: Party A shall, at its own cost, engage a qualified environmental engineer to perform soil sampling and analysis on May 7, 2025. The testing shall include the following items:(A). Analysis of heavy metal concentrations in the soil (covering the eight designated heavy metals); (B). Analysis of volatile organic compounds (VOCs) in the soil; (C). Analysis of total petroleum hydrocarbons (TPH) in the soil. Upon completion, Party A shall provide Party B with a complete and comprehensive soil analysis report. Sampling shall be conducted at ten locations, specifically four points within the first-floor area inside the factory building and six points within the external covered area, as detailed in the “Sampling Location Layout Map.”
11.4.2	Second Soil Analysis Testing: The Parties agree that, upon the expiration of seven (7) years from the commencement of the lease term of this Agreement, and without impeding Party B’s normal use of the Leased Property, Party A shall again, at its own expense, conduct a second soil analysis test. The testing scope, sampling locations, and procedures shall be consistent with those applied in the first soil analysis testing. Party A shall provide Party B with a complete soil analysis report following completion.
11.4.3	Third Soil Analysis Testing: Upon expiration or early termination of this Agreement, Party B shall, at its own expense, engage a qualified environmental engineer to conduct a third soil analysis test. The testing items, sampling locations, and procedures shall generally be the same as those conducted in the first and second soil analysis tests. Party B shall provide Party A with a complete soil analysis report.
11.4.4	In the event that the results and reports of the second or third soil analyses differ from those of the first soil analysis and indicate abnormalities attributable to Party B, and such test results exceed the pollutant control standards specified in the “Soil Pollution Control Standards” promulgated by the Environmental Protection Administration pursuant to Article 6, Paragraph 2 of the Soil and Groundwater Pollution Remediation Act, Party A shall have the right to terminate this Lease early. Party B shall be responsible for remediating the land of the Leased Property to comply with the applicable control standards pursuant to the Soil and Groundwater Pollution Remediation Act and shall be liable to Party A for any actual direct damages caused thereby.

Section 12: Matters Subject to Compulsory Enforcement

12.1	Both parties agree to proceed with the notarization of this Agreement, and any associated costs shall be shared equally.
12.2	Both parties agree that the notarized document shall explicitly state the following matters shall be subject to compulsory enforcement:
12.2.1	Party B’s failure to return the Leased Property after the lease term has expired.
12.2.2	Party B’s failure to pay rent and liquidated damages amounting to two months’ rent.
12.2.3	Party A’s failure to return the security deposit after the lease term has expired or the Lease Agreement has been terminated.

Section 13: Miscellaneous and Governing Law

13.1	Any matters not addressed in this Agreement shall be governed by the relevant provisions of the Civil Code of Taiwan, Part II, Chapter II, Section 5 concerning leases, and other applicable laws.
13.2	In the event of any dispute arising out of or in connection with this Agreement, the parties agree that the Taoyuan District Court shall have exclusive jurisdiction as the court of first instance.

Section 14: Contract Effectiveness and Appendix

14.1	Each party shall retain one original copy of this Agreement.
14.2	The appendices related to this Agreement shall be considered an integral part of this Agreement.
14.3	The rights and obligations stipulated in this Agreement shall be binding upon the successors of both parties.

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Signature of the Parties

Party A (Lessor): SAN HO ELECTRIC MACHINERY INDUSTRY CO., LTD.

Unified Business Number: 86102929

Communication Address: No. 502-1, Chenggong Rd., Guanyin Dist., Taoyuan City

Representative: CHANG,CHENG-CHUNG

Party B (Lessee): Prime World International Holdings Ltd., Taiwan Branch

Unified Business Number: 28410552

Communication Address: No.18,Gong4th Rd.,Linkou District , New Taipei City

Representative: LIN,CHIH-HSIANG

Date: June 7, 2025

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Appendix A: List of Ancillary Equipment and Condition Confirmation Form

Item	Descriptions	Remarks
1	Includes any unregistered reconstruction, expansion, addition, or illegal construction: □ Yes ■ No If yes, specify location:

For any illegal structure (i.e., construction undertaken without legal permit), Party A shall provide sufficient disclosure to ensure that Party B is fully aware of the potential risks, including the possibility of demolition or other hazards.

Building Type: Factory.

2	Existing internal partitioning: □ Yes ■ No

(1) Special building category: Factory, factory-office, factory on agricultural land, warehouse, etc.

(2) Current layout (e.g., office, dormitory, laboratory, clean room, etc.), and whether partitions are present.

3	Fire Protection Facilities: ■ Yes □ No □ Unknown If available, the following facilities are included: (1) Fire pump (2) Emergency generator	If fire protection facilities are present, Party B shall act as a prudent administrator in their operation and maintenance. Party B shall be responsible for their upkeep and repairs. Upon expiration or termination of the Lease, such facilities shall be returned to Party A in good working condition, except where the facilities were already damaged upon handover of the factory.
4	Water supply and drainage functioning properly: ■ Yes □ No
5	Ancillary Equipment: ■ Yes □ No □ Unknown If available, the following equipment is included: (1) Two freight elevators (5 tons) (2) __________	If ancillary equipment is present, Party B shall act as a prudent administrator in their operation and maintenance. Party B shall be responsible for their upkeep and repairs. Upon expiration or termination of the Lease, such equipment shall be returned to Party A in good working condition, except where such equipment was already damaged upon handover of the factory.

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